UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  October 23, 2006
                                                   -----------------------------


                          Pre-Paid Legal Services, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Oklahoma
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                 (State or Other Jurisdiction of Incorporation)


            001-09293                                 73-1016728
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   (Commission File Number)              (IRS Employer Identification No.)


                   One Pre-Paid Way
                        Ada, OK                          74820
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       (Address of Principal Executive Offices)       (Zip Code)


                                 (580) 436-1234
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              (Registrant's Telephone Number, Including Area Code)



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          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







Item 2.02 Results of Operations and Financial Condition
-------------------------------------------------------

     On October 23, 2006, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months ended September 30, 2006. A copy of the release is included as an exhibit to this report.


Item 9.01 Financial Statements and Exhibits
-------------------------------------------

         The following exhibits are included with this report:

   Exhibit No.             Description
   -----------             -----------
       99.1         Company Press Release dated October 23, 2006


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Pre-Paid Legal Services, Inc.


                                   By:  /s/ Randy Harp
                                        ----------------------------------------
                                            Randy Harp, Chief Operating Officer

Date:  October 23, 2006




For Release 8:30 a.m. Eastern                   Company      Steve Williamson
Monday, October 23, 2006                        Contact:        (580) 436-1234

          Pre-Paid Legal Announces 2006 Third Quarter Financial Results
                                    -- -- --
                Net Income Up 55%; EPS Up 69% & Cash Flow Up 55%

     ADA, OK, October 23, 2006 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced financial results for the third quarter ended September 30, 2006. Membership revenues increased 5% to $103.6 million from $99.0 million for the same period last year. Net income increased 55% to $13.4 million compared to $8.6 million primarily due to lower commissions of $31.4 million compared to $37.4 million for the previous year's comparable period. Diluted earnings per share for the quarter increased 69% to 93 cents per share from 55 cents per share for the prior year's comparable quarter, higher than the net income increase due to the 8% decrease in the diluted shares outstanding.

     Membership revenues for the first nine months of 2006 increased 7% to a record $308.4 million vs. $288.6 million for the 2005 comparable period. Primarily due to increased membership revenues and lower commissions, net income for the first nine months of 2006 increased 58% to $38.6 million vs. $24.4 million for the first nine months of 2005. Diluted earnings per share for the nine month period increased 66% to $2.58 vs. $1.55. Diluted earnings per share increased more than net income due to the 5% decrease in diluted shares outstanding.

         Net cash provided from operating activities before changes in assets and liabilities for the nine months ended September 30, 2006 increased 55% to $45.0 million compared to $29.0 million for the comparable period of 2005. During the first nine months of 2006, we returned $48.9 million to shareholders through the repurchase of 1.4 million shares of common stock at an average per share price of $35.37 and also paid $4.7 million in dividends. Since April 1999, we have returned $271.4 million to shareholders through the purchase of 10.8 million shares, at an average price of $25.14 per share, and $17.1 million in dividends for a combined total of $288.5 million representing more than 115% of our net earnings during the same timeframe. We have reduced the number of shares outstanding by approximately 40% from 23.6 million at March 31, 1999 to 14.2 million today. At September 30, 2006, our bank debt was $96.6 million and we had unpledged cash and investment balances exceeding $95.7 million.

     Third quarter 2006 membership fees increased slightly to $103.6 million from $103.1 million for the second quarter of 2006. Associate services revenues decreased during the 2006 third quarter by approximately $452,000 to $6.4 million from $6.8 million for the 2006 second quarter and associate services and direct marketing expenses decreased by $440,000 during the same period. Membership benefits totaled $36.6 million in the third quarter of 2006 compared to $36.5 million for the 2006 second quarter and represented 35% of membership fees for both periods. Commissions to associates totaled $31.4 million in the 2006 third quarter compared to $32.7 million for the 2006 second quarter and represented 30% and 32%, respectively, of membership fees for the two periods. General and administrative expenses decreased during the 2006 third quarter to $12.2 million compared to $13.0 million for the 2006 second quarter and represented 12% and 13%, respectively, of membership fees for the two periods.

     We will conduct a conference call to present the third quarter results on Wednesday, October 25, 2006, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 457-2646. Audio replay will be available beginning at 11:30 a.m. Eastern Time on October 25, 2006 and will run through midnight Wednesday, November 1, 2006 by dialing (719) 457-0820; passcode for the replay is 7714209. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

     We expect to file our quarterly report on Form 10-Q for the three months ended September 30, 2006 later this week.

     About Us - We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of independent law firms across the U.S. and Canada, and include unlimited attorney consultation as well as will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind because of the combination of outside vendors and our provider law firms. More information about us and our products can be found at our homepage at http://www.prepaidlegal.com.

     Forward-Looking Statements
     Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase our employee group membership sales and that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales. Please refer to pages 14 and 15 of our 2005 Form 10-K and pages 7 through 9 of our June 30, 2006 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.






PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)
                                                                           Three Months Ended         Nine Months Ended
                                                                              September 30,             September 30,
                                                                         ----------------------    -----------------------
                                                                            2006         2005         2006         2005
                                                                         ----------  ----------    ---------   -----------
Revenues:
  Membership fees....................................................    $ 103,592   $   99,009    $ 308,443   $  288,606
  Associate services.................................................        6,368        7,335       20,151       21,552
  Other..............................................................        1,234        1,238        3,758        3,938
                                                                         ----------  ----------    ---------   -----------
                                                                           111,194      107,582      332,352      314,096
                                                                         ----------  ----------    ---------   -----------
Costs and expenses:
  Membership benefits................................................       36,578       34,919      108,696      101,350
  Commissions........................................................       31,393       37,374       96,023      107,871
  Associate services and direct marketing............................        7,144        7,687       22,030       24,746
  General and administrative.........................................       12,229       12,015       37,716       35,451
  Other, net.........................................................        2,932        2,390        8,555        7,357
                                                                         ----------  ----------    ---------   -----------
                                                                            90,276       94,385      273,020      276,775
                                                                         ----------  ----------    ---------   -----------

Income before income taxes...........................................       20,918       13,197       59,332       37,321
Provision for income taxes...........................................        7,512        4,553       20,765       12,876
                                                                         ----------  ----------    ---------   -----------
Net income...........................................................    $  13,406    $   8,644    $  38,567   $   24,445
                                                                         ----------  ----------    ---------   -----------

Basic earnings per common share......................................    $    .93     $    .56     $   2.59    $    1.58
                                                                         ----------  ----------    ---------   -----------

Diluted earnings per common share....................................    $    .93     $    .55     $   2.58    $    1.55
                                                                         ----------  ----------    ---------   -----------

Weighted average number of shares:
  Basic..............................................................       14,360       15,451       14,867       15,471
  Diluted............................................................       14,427       15,726       14,968       15,753

Net cash provided by operating activities before
  changes in assets and liabilities..................................   $   16,433   $   10,085   $   45,016   $   29,032
Net cash provided by operating activities............................   $   11,634   $   10,851   $   38,571   $   31,230
Net cash used in investing activities (see note below)...............   $  (39,474)  $   (4,685)  $  (43,367)  $   (1,523)
Net cash (used in) provided by financing activities..................   $  (14,605)  $   (3,271)  $    5,199   $  (30,509)

Note: The 2006 amounts were impacted by a $35.3 million net increase in investment balances primarily from our bank debt proceeds. Additions to property plant and equipment were $2.1 million and $8 million for the quarter and nine months, respectively.


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